UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.     )*

OneStream, Inc.
(Name of Issuer)
Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)
68278B107
(CUSIP Number)
September 30, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 68278B107

1	NAMES OF REPORTING PERSONS
KKR Dream Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
52,687,425

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
52,687,425

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,687,425

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
65.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Dream Aggregator L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
52,687,425

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
52,687,425

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,687,425

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
65.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Dream Aggregator GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
52,687,425

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
52,687,425

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,687,425

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
65.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Americas Fund XII (Dream) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
52,687,425

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
52,687,425

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
52,687,425

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
65.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Americas XII (Dream) Blocker Parent L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30,175,083

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
30,175,083

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30,175,083

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
51.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Americas XII EEA (Dream) Blocker Parent L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,752,240

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,752,240

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,752,240

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Americas XII (Dream II) Blocker Parent L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
99,864

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
99,864

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
99,864

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Associates Americas XII AIV L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
86,714,612

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
86,714,612

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,714,612

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
75.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Americas XII AIV GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
86,714,612

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
86,714,612

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,714,612

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
75.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Wolverine I Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,527,740

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,527,740

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,527,740

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Financial Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,527,740

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,527,740

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,527,740

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
Kohlberg Kravis Roberts & Co. L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,527,740

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,527,740

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,527,740

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR & Co. GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,527,740

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,527,740

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,527,740

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Holdco LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,527,740

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,527,740

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,527,740

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR TFO Partners L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,795,818

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,795,818

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,795,818

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Associates TFO L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,795,818

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,795,818

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,795,818

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR TFO GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,795,818

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,795,818

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,795,818

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Custom Equity Opportunities Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
871,604

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
871,604

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
871,604

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Associates Custom Equity Opportunities L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
871,604

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
871,604

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
871,604

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Custom Equity Opportunities Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
871,604

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
871,604

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
871,604

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR-Milton Strategic Partners L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,101,222

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
6,101,222

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,101,222

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
17.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Associates Milton Strategic L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,101,222

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
6,101,222

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,101,222

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
17.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Milton Strategic Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6,101,222

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
6,101,222

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,101,222

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
17.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR NGT (Dream) Blocker Parent L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
8,198,040

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
8,198,040

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,198,040

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
22.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR NGT (Dream) Blocker Parent (EEA) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,228,626

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,228,626

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,228,626

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Associates NGT L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,426,666

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
9,426,666

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,426,666

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
25.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Next Gen Tech Growth Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,426,666

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
9,426,666

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,426,666

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
25.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
K-PRIME AG Financing LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,307,452

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,307,452

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,307,452

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
K-PRIME Hedge-Finance GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,307,452

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,307,452

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,307,452

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
K-PRIME Aggregator L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,307,452

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,307,452

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,307,452

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
K-PRIME GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,307,452

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,307,452

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,307,452

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Associates Group L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,307,452

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,307,452

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,307,452

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Associates Group GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,307,452

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,307,452

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,307,452

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
108,745,114

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
108,745,114

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,745,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
79.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
108,745,114

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
108,745,114

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,745,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
79.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Group Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
108,745,114

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
108,745,114

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,745,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
79.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
108,745,114

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
108,745,114

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,745,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
79.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
108,745,114

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
108,745,114

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,745,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
79.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
108,745,114

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
108,745,114

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,745,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
79.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G
CUSIP No. 68278B107
1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
108,745,114

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
108,745,114

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,745,114

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
79.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G
CUSIP No. 68278B107
STATEMENT ON SCHEDULE 13G
Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the "Act"), each of the persons listed below under Item 2 (each, a "Reporting Person" and, collectively, the "Reporting Persons"), have agreed to file one statement with respect to their beneficial ownership of Class A Common Stock, par value $0.0001 per share ("Class A Common Stock"), of OneStream, Inc. (the "Issuer").

Item 1.
(a)	Name of Issuer:

OneStream, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

191 N. Chester Street, Birmingham, Michigan 48009

Item 2.

(a)	Name of Persons Filing:

(i)	KKR Dream Holdings LLC

(ii)	KKR Dream Aggregator L.P.

(iii)	KKR Dream Aggregator GP LLC

(iv)	KKR Americas Fund XII (Dream) L.P.

(v)	KKR Americas XII (Dream) Blocker Parent L.P.

(vi)	KKR Americas XII EEA (Dream) Blocker Parent L.P.

(vii)	KKR Americas XII (Dream II) Blocker Parent L.P.

(viii)	KKR Associates Americas XII AIV L.P.

(ix)	KKR Americas XII AIV GP LLC

(x)	KKR Wolverine I Ltd.

(xi)	KKR Financial Management LLC

(xii)	Kohlberg Kravis Roberts & Co. L.P.

(xiii)	KKR & Co. GP LLC

(xiv)	KKR Holdco LLC

(xv)	KKR TFO Partners L.P.

(xvi)	KKR Associates TFO L.P.

(xvii)	KKR TFO GP Limited

(xviii)	KKR Custom Equity Opportunities Fund L.P.

(xix)	KKR Associates Custom Equity Opportunities L.P.

13G
CUSIP No. 68278B107
(xx)	KKR Custom Equity Opportunities Limited

(xxi)	KKR-Milton Strategic Partners L.P.

(xxii)	KKR Associates Milton Strategic L.P.

(xxiii)	KKR Milton Strategic Limited

(xxiv)	KKR NGT (Dream) Blocker Parent L.P.

(xxv)	KKR NGT (Dream) Blocker Parent (EEA) L.P.

(xxvi)	KKR Associates NGT L.P.

(xxvii)	KKR Next Gen Tech Growth Limited

(xxviii)	K-PRIME AG Financing LP

(xxix)	K-PRIME Hedge-Finance GP Limited

(xxx)	K-PRIME Aggregator L.P.

(xxxi)	K-PRIME GP LLC

(xxxii)	KKR Associates Group L.P.

(xxxiii)	KKR Associates Group GP LLC

(xxxiv)	KKR Group Partnership L.P.

(xxxv)	KKR Group Holdings Corp.

(xxxvi)	KKR Group Co. Inc.

(xxxvii)	KKR & Co. Inc.

(xxxviii)	KKR Management LLP

(xxxix)	Henry R. Kravis

(xl)	George R. Roberts

(b)	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than Mr. Kravis  and Mr. Roberts) is:

30 Hudson Yards
New York, NY 10001

The principal business office for Mr. Kravis is:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, New York 10001

The principal business office for George R. Roberts is:

13G
CUSIP No. 68278B107
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share

(e)	CUSIP Number:

68278B107

Item 3.

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

As of September 30, 2024, the Reporting Persons may be deemed to beneficially own an aggregate of 108,745,114 shares of Class A Common Stock of the Issuer representing 79.4% of the outstanding shares of Class A Common Stock, of which:

(i)
KKR Dream Holdings LLC directly held 52,687,425 common units representing limited liability company units of OneStream Software LLC ("Common Units") and an equal number of shares of Class C Common Stock of the Issuer,

(ii)	KKR Americas XII (Dream) Blocker Parent L.P. directly held 30,175,083 shares of Class D Common Stock, par value $0.0001 per share (the "Class D Common Stock"),

(iii)	KKR Americas XII EEA (Dream) Blocker Parent L.P. directly held 3,752,240 shares of Class D Common Stock,

(iv)	KKR Americas XII (Dream II) Blocker Parent L.P. directly held 99,864 shares of Class D Common Stock,

(v)	KKR Wolverine I Ltd. directly held 2,527,740 shares of Class D Common Stock,

(vi)	KKR TFO Partners L.P. directly held 1,795,818 shares of Class D Common Stock,

(vii)	KKR Custom Equity Opportunities Fund L.P. directly held 871,604 shares of Class D Common Stock,

(viii)	KKR-Milton Strategic Partners L.P. directly held 6,101,222 shares of Class D Common Stock,

(ix)	KKR NGT (Dream) Blocker Parent L.P. directly held 8,198,040 shares of Class D Common Stock,

(x)	KKR NGT (Dream) Blocker Parent (EEA) L.P. directly held 1,228,626 shares of Class D Common Stock, and

13G
CUSIP No. 68278B107
(xi)	K-PRIME AG Financing LP directly held 1,307,452 shares of Class D Common Stock.

Common Units may be redeemed by the holder for shares of Class D Common Stock on a one-for-one basis, and a corresponding number of shares of Class C Common Stock will be forfeited in connection with the redemption. The Common Units have no expiration date. The Class D Common Stock is in turn convertible at any time, at the holder's election, into Class A Common Stock on a one-for-one basis.

Each outstanding share of Class D Common Stock will automatically convert into one share of the Issuer's Class A Common Stock on the first trading day following the seventh anniversary of the Issuer's initial public offering.

The beneficial ownership percentages set forth herein are calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The outstanding Class A Common Stock is based on (i) 28,265,084 shares of Class A Common Stock outstanding as of September 30, 2024, as reported in the Quarterly Report on Form 10-Q, filed by the Issuer with the Securities and Exchange Commission on November 7, 2024, plus (ii) for each Reporting Person, an additional number of shares of Class A Common Stock issuable upon the conversion of the Common Units and/or Class D Common Stock beneficially owned by such Reporting Person, as applicable.

Each of:

(1)
KKR Dream Aggregator L.P. (as the sole member of KKR Dream Holdings LLC); KKR Dream Aggregator GP LLC (as the general partner of KKR Dream Aggregator L.P.); KKR Americas Fund XII (Dream) L.P. (as the sole member of KKR Dream Aggregator GP LLC); KKR Associates Americas XII AIV L.P. (as the general partner of KKR Americas Fund XII (Dream) L.P.); and KKR Americas XII AIV GP LLC (as the general partner of KKR Associates Americas XII AIV L.P.);

(2)
KKR Associates Americas XII AIV L.P. (as the general partner of each of (i) KKR Americas XII (Dream) Blocker Parent L.P., (ii) KKR Americas XII EEA (Dream) Blocker Parent L.P., and (iii) KKR Americas XII (Dream II) Blocker Parent L.P. (collectively, the "KKR Americas XII (Dream) Blocker Parents")); and KKR Americas XII AIV GP LLC (as the general partner of  KKR Associates Americas XII AIV L.P.);

(3)
KKR Financial Management LLC (as the portfolio manager of KKR Wolverine I Ltd.); Kohlberg Kravis Roberts & Co. L.P. (as the sole member of KKR Financial Management LLC); KKR & Co. GP LLC (as the general partner of Kohlberg Kravis Roberts & Co. L.P.); and KKR Holdco LLC (as the sole member of KKR & Co. GP LLC);

(4)	KKR Associates TFO L.P. (as the general partner of KKR TFO Partners L.P.); and KKR TFO GP Limited (as the general partner of KKR Associates TFO L.P.);

(5)
KKR Associates Custom Equity Opportunities L.P. (as the general partner of KKR Custom Equity Opportunities Fund L.P.); and KKR Custom Equity Opportunities Limited (as the general partner of KKR Associates Custom Equity Opportunities L.P.);

(6)	KKR Associates Milton Strategic L.P. (as the general partner of KKR-Milton Strategic Partners L.P.); and KKR Milton Strategic Limited (as the general partner of KKR Associates Milton Strategic L.P.);

(7)
KKR Associates NGT L.P. (as the general partner of each of (i) KKR NGT (Dream) Blocker Parent L.P. and (ii) KKR NGT (Dream) Blocker Parent (EEA) L.P. (each, a "KKR NGT (Dream) Blocker Parent"); and KKR Next Gen Tech Growth Limited (as the general partner KKR Associates NGT L.P.);

13G
CUSIP No. 68278B107
(8)
K-PRIME Hedge-Finance GP Limited (as the general partner of K-PRIME AG Financing LP); K-PRIME Aggregator L.P. (as the sole shareholder of K-PRIME Hedge-Finance GP Limited); K-PRIME GP LLC (as the general partner of K-PRIME Aggregator L.P.); KKR Associates Group L.P. (as the sole member of K-PRIME GP LLC); and KKR Associates Group GP LLC (as the general partner of KKR Associates Group L.P.); and

(9)
KKR Group Partnership L.P. (as the sole member of each of KKR Americas XII AIV GP LLC, KKR Holdco LLC, and KKR Associates Group GP LLC, and the sole shareholder of each of KKR TFO GP Limited, KKR Custom Equity Opportunities Limited, KKR Milton Strategic Limited, and KKR Next Gen Tech Growth Limited); KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.); KKR Group Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.); KKR & Co. Inc. (as the sole shareholder of KKR Group Co. Inc.); KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.), and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management LLP) may be deemed to be the beneficial owner of the securities directly held by each of KKR Dream Holdings LLC, the KKR Americas XII (Dream) Blocker Parents, KKR Wolverine I Ltd., KKR TFO Partners L.P., KKR Custom Equity Opportunities Fund L.P., KKR-Milton Strategic Partners L.P., the KKR NGT (Dream) Blocker Parents, and K-PRIME AG Financing LP; however, each disclaims beneficial ownership of such securities.

(b)	Percent of class:

See Item 4(a) above and Item 11 of each cover page.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4(a) above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons and the partners, members, affiliates and shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Class A Common Stock.

13G
CUSIP No. 68278B107
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2024

KKR DREAM HOLDINGS LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR DREAM AGGREGATOR L.P.

By:	KKR Dream Aggregator GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR DREAM AGGREGATOR GP LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR AMERICAS FUND XII (DREAM) L.P.

By:	KKR Associates Americas XII AIV L.P., its general partner
By:	KKR Americas XII AIV GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR AMERICAS XII (DREAM) BLOCKER PARENT L.P.

By:	KKR Associates Americas XII AIV L.P., its general partner
By:	KKR Americas XII AIV GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR AMERICAS XII EEA (DREAM) BLOCKER PARENT L.P.

By:	KKR Associates Americas XII AIV L.P., its general partner
By:	KKR Americas XII AIV GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR AMERICAS XII (DREAM II) BLOCKER PARENT L.P.

By:	KKR Associates Americas XII AIV L.P., its general partner
By:	KKR Americas XII AIV GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR ASSOCIATES AMERICAS XII AIV L.P.

By:	KKR Americas XII AIV GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR AMERICAS XII AIV GP LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR WOLVERINE I LTD.

By:	KKR Financial Management LLC, its portfolio manager

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR FINANCIAL MANAGEMENT LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	KKR & Co. GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR & CO. GP LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR HOLDCO LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR TFO PARTNERS L.P.

By:	KKR Associates TFO L.P., its general partner
By:	KKR TFO GP Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey Van Horn, Vice President

KKR ASSOCIATES TFO L.P.

By:	KKR TFO GP Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey Van Horn, Vice President

KKR TFO GP LIMITED

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact for Jeffrey Van Horn, Vice President

KKR CUSTOM EQUITY OPPORTUNITIES FUND L.P.

By:	KKR Associates Custom Equity Opportunities L.P., its general partner
By:	KKR Custom Equity Opportunities Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR ASSOCIATES CUSTOM EQUITY OPPORTUNITIES L.P.

By:	KKR Custom Equity Opportunities Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR CUSTOM EQUITY OPPORTUNITIES LIMITED

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR-MILTON STRATEGIC PARTNERS L.P.

By:	KKR Associates Milton Strategic L.P., its general partner
By:	KKR Milton Strategic Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR ASSOCIATES MILTON STRATEGIC L.P.

By:	KKR Milton Strategic Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR MILTON STRATEGIC LIMITED

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR NGT (DREAM) BLOCKER PARENT L.P.

By:	KKR Associates NGT L.P., its general partner
By:	KKR Next Gen Tech Growth Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR NGT (DREAM) BLOCKER PARENT (EEA) L.P.

By:	KKR Associates NGT L.P., its general partner
By:	KKR Next Gen Tech Growth Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR ASSOCIATES NGT L.P.

By:	KKR Next Gen Tech Growth Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR NEXT GEN TECH GROWTH LIMITED

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

K-PRIME AG FINANCING LP

By:	K-PRIME Hedge-Finance GP Limited, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

K-PRIME HEDGE-FINANCE GP LIMITED

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

K-PRIME AGGREGATOR L.P.

By:	K-PRIME GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

K-PRIME GP LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR ASSOCIATES GROUP L.P.

By:	KKR Associates Group GP LLC, its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR ASSOCIATES GROUP GP LLC

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR GROUP PARTNERSHIP L.P.

By:	KKR Group Holdings Corp., its general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR GROUP HOLDINGS CORP.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR GROUP CO. INC.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR & CO. INC.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

KKR MANAGEMENT LLP

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

HENRY R. KRAVIS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

2	Powers of Attorney